CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Cornerstone Internet Solutions Company


We consent to the use of our report dated August 26, 1999 incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                                              KPMG LLP

Melville, New York
October 20, 1999